SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Anticus International Corporation (Exact name of registrant as specified in charter)

Nevada (State of Organization)
84-1509950 (IRS Employer ID#)

2175 Rue de la Montagne, Suite 300 Montreal, Quebec, Canada H3G 1Z8 (Address of principal executive offices and Zip Code)

2005 Employees/Consultants Stock Compensation Plan of Anticus International Corporation (Full title of the plan)

Michel Brisson 2175 Rue de la Montagne, Suite 300 Montreal, Quebec, Canada H3G 1Z8 (Name and address of agent for service)

(514) 875-5072 Extension 19 (Telephone number of agent for service)
CALCULATION OF REGISTRATION FEE
Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Shares	3,000,000	$ 0.11	$330,000	$38.84

Note: Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the Bid and Asked price as of June 27, 2005 for Anticus International Corporation common stock (ATCI on the OTC.BB)

I

Anticus International Corporation - Form S-8

PART I INFORMATION REQUIRED IN THE PROSPECTUS

Note: The document(s) containing the information specified in this Part I concerning the Anticus International Corporation Stock Compensation Plan 2005 (the "Plan") of Anticus International Corporation, a Nevada corporation (the "Registrant" or the "Company"), dated June 14, 2005 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this registration statement:

1)	Anticus International Corporation’s Annual Report on Form 10-KSB for the fiscal period ending June 30, 2004; as filed with the Securities and Exchange Commission on October 13, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

2)	All other reports filed by Anticus International Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

3)	The description of Anticus International Corporation’s common stock is contained in this registration statement under Item 4 (below). The class of Anticus International Corporation securities to be offered is not currently registered under Section 12 of the Exchange Act.

In addition, all documents subsequently filed by Anticus International Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Anticus International Corporation - Form S-8

Item 4 -Description of Securities

Anticus International Corporation's authorized capital consists of 75,000,000 shares of Common Stock, $.001 par value, of which 30,150,000 common shares were outstanding as of May 9, 2005. No other classes of securities are currently authorized.

Anticus International Corporation's common stock is presently listed and traded on the NASD's Over-The-Counter Bulletin Board exchange under the symbol "ATCI".

Common Stock

Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the By-Laws of Anticus.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Anticus, holders are entitled to receive, ratably, the net assets of Anticus available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. To the extent that additional shares of Anticus’ common stock are issued, the relative interest of then existing stockholders may be diluted.

All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Item 5 - Interests of Named Experts and Counsel

As of the date of this registration no named expert or counsel holds any specified interest or significant equity in the company.

Item 6 - Indemnification of Directors and Officers

The Company's Bylaws authorize the Corporation to indemnify as follows:

10.1 GRANT OF INDEMNIFICATION. Subject to Section 10.2, each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suite or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director of the Corporation or who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of this or another Corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

10.2 LIMITATIONS ON INDEMNIFICATION. Notwithstanding Section 10.1, no indemnification shall be provided hereunder to any such person to the extent that such indemnification would be prohibited by the Nevada Revised Statutes or other applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.3 ADVANCEMENT OF EXPENSES. The right to indemnification conferred in this section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses.

Anticus International Corporation - Form S-8

10.4 RIGHT TO ENFORCE INDEMNIFICATION. If a claim under Section 10.1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or if a claim for expenses incurred in defending a proceeding in advance of its final disposition authorized under Section 10.3 is not paid within 20 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification hereunder upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. It shall be a defense to any such action (other than an action with respect to expenses authorized under Section 10.3) that the claimant has not met the standards of conduct which make it permissible hereunder or under the Nevada Revised Statutes for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein or in the Nevada Revised Statutes nor (except as provided in Section 10.3) an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

10.5 NONEXCLUSIVITY. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall be valid to the extent consistent with Nevada law.

10.6 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees and agents of the Corporation on the same terms and with the same scope and effect as the provisions of this section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Nevada Revised Statutes or on such other terms as the Board may deem proper.

10.7 INSURANCE AND OTHER SECURITY. The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by the individual in that capacity or arising from his or her status as an officer, director, agent, or employee, whether or not the Corporation would have the power to indemnify such person against the same liability under the Nevada Revised Statutes. The Corporation may enter into contracts with any director or officer of the Corporation in furtherance of the provisions of this section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this section.

10.8 AMENDMENT OR MODIFICATION. This section may be altered or amended at any time as provided in these Bylaws, but no such amendment shall have the effect of diminishing the rights of any person who is or was an officer or director as to any acts or omissions taken or omitted to be taken prior to the effective date of such amendment.

10.9 EFFECT OF SECTION. The rights conferred by this section shall be deemed to be contract rights between the Corporation and each person who is or was a director or officer. The Corporation expressly intends each such person to rely on the rights conferred hereby in performing his or her respective duties on behalf of the Corporation.

Anticus International Corporation - Form S-8

Item 7 - Exemption from Registration Claimed

Not Applicable.

Item 8 - Exhibits

Exhibit Number	Description

4	Anticus International Corporation Stock Compensation Plan 2005 dated June 14, 2005.
5.1	Opinion re: Legality
23.1	Consent of Certified Public Accountants
23.2	Consent of Counsel (included in exhibit 5.1)

Item 9 - Undertakings

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

3)	to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anticus International Corporation - Form S-8

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada, on June 27, 2005.

Anticus International Corporation

By: \s\ Michel Brisson

Michel Brisson
President and Chief Executive Officer
Principal Accounting Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michel Brisson

Michel Brisson
President and Chief Executive Officer
Principal Accounting Officer and Principal Financial Officer
June 27, 2005

/s/ Pierre H. Vincent

Pierre H. Vincent
Director
June 27, 2005

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Stock Compensation Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada, on June 27, 2005.

/s/ Pierre H. Vincent

Pierre H. Vincent
Director